Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES 3RD QUARTER 13% SALES GROWTH AND 9% OPERATING INCOME GROWTH

Earnings Call will take place today at 4:00 pm Eastern

San Francisco, CA, October 22, 2003 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today financial results for the three and nine months ended September 30, 2003.

For the third quarter of 2003, the Company’s revenue rose 13% to $4,011,000 from $3,563,000 in the same period last year. Operating income increased 9% to $758,000 from $696,000 in the prior year. Net income rose 30% to $369,000 or $0.07 per diluted share from net income of $283,000 or $0.06 per diluted share in the same period last year.

For the nine months ended September 30, 2003, the Company reported revenue of $11,785,000, an 18% gain from revenue of $10,024,000 in the same period a year ago. Net income increased to $1,039,000 or $0.20 per diluted share from net income of $914,000 or $0.18 per diluted share in the same period a year ago.

Treatments for the third quarter increased 8% and 22% for the first nine months of 2003 compared to the same periods in 2002. Third quarter treatments from Gamma Knife units in operation for more than one year decreased 4% but increased 10% for the nine months ended September 30, 2003, compared to the same periods in the prior year.

Commenting on American Shared Hospital Services’ recent results, Craig K. Tagawa, Chief Operating and Financial Officer, said, “We had record Gamma Knife operating income this quarter due in large measure to the strong performance of our recently opened sites. We are encouraged by the increase in interest from hospitals in contracting for our services for both the Gamma Knife and our emerging radiation therapy business. We plan to bring on board an experienced sales individual in the beginning of 2004 to accelerate our sales growth. We remain focused on same center treatment growth and will continue to allocate resources to fully develop our existing centers. Our continued growth allowed us to issue a $0.04 per share quarterly dividend this October.

“Albuquerque Regional Medical Center, our 17th Gamma Knife unit, began operation at the end of third quarter. Our two previously announced Gamma Knife projects under development continue to be on track for operation in mid 2004.”

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “The Company has recorded record operating income for the third quarter and the last nine months. This strong growth reflects the increasing role of the Gamma Knife in the treatment of brain tumors and other brain disorders. This was further confirmed at a collaborative meeting of our sites 2 weeks ago in San Francisco. There is clearly increasing demand for the innovative financial products American Shared Hospital Services offers healthcare facilities.”

Earnings Conference Call

American Shared has scheduled its conference call for 4:00 pm Eastern time (1:00 pm Pacific time) today. During the call, Company management will discuss the financial results announced today.

To participate, please call 800/414-9222 at least 10 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 7902437. The replay will also be available at www.ashs.com and www.companyboardroom.com.

American Shared Hospital Services (www.ashs.com)

American Shared Hospital Services is building a profitable medical services company in an under served niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 200,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 12, 2003.

Contacts:	American Shared Hospital Services Ernest A. Bates, M.D., 415/788-5300 Chairman and Chief Executive Officer e.bates@ashs.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE
Third Quarter 2003 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended Sept. 30,		Nine months ended Sept. 30,

	2003	2002	2003	2002

Revenue	$4,011,000	$3,563,000	$11,785,000	$10,024,000
Cost of Operations	1,895,000	1,342,000	5,313,000	3,874,000

Gross Margin	2,116,000	2,221,000	6,472,000	6,150,000
Selling & administrative	702,000	899,000	2,367,000	2,560,000
Interest expense	656,000	626,000	1,908,000	1,825,000

Operating income	758,000	696,000	2,197,000	1,765,000
Interest & other income	27,000	41,000	99,000	138,000
Minority interest	(224,000)	(264,000)	(699,000)	(659,000)

Income before income taxes	561,000	473,000	1,597,000	1,244,000
Income tax expense	(192,000)	(190,000)	(558,000)	(330,000)

Net income	$369,000	$283,000	$1,039,000	$914,000

Earnings per common share:
Basic	$0.10	$0.08	$0.27	$0.25

Assuming dilution	$0.07	$0.06	$0.20	$0.18

	Balance Sheet Data

	9/30/2003	9/30/2002

Cash	$10,882,000	$10,457,000
Restricted cash	$50,000	$50,000
Current Assets	$14,280,000	$14,228,000
Total Assets	$47,042,000	$44,539,000
Current Liabilities	$7,560,000	$6,138,000
Shareholders’ equity	$15,143,000	$14,352,000